Exhibit 4.32

RELEASE OF CERTAIN GUARANTOR (this “Release”), dated as of October 22, 2011, by and among CHS/COMMUNITY HEALTH SYSTEMS, INC., a Delaware corporation (the “Issuer”), the Subsidiary Guarantor party hereto, and U.S. BANK NATIONAL ASSOCIATION, as Trustee under the Indenture (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an Indenture, dated as of July 25, 2007, as supplemented by the First Supplemental Indenture, dated as of July 25, 2007, the Second Supplemental Indenture, dated as of December 31, 2007, the Third Supplemental Indenture, dated as of October 10, 2008, the Fourth Supplemental Indenture, dated December 1, 2008, the Fifth Supplemental Indenture, dated February 5, 2009, the Sixth Supplemental Indenture, dated March 30, 2008, the Seventh Supplemental Indenture, dated June 30, 2009, the Eighth Supplemental Indenture, dated March 30, 2010, the Ninth Supplemental Indenture, dated October 25, 2010 and the Tenth Supplemental Indenture, dated June 30, 2011 (the “Indenture”), providing for the issuance of the 8 7/8% Senior Notes due 2015 (the “Securities”);

WHEREAS, pursuant to that certain Purchase Agreement, dated as of June 16, 2011 (as amended, supplemented or otherwise modified from time to time, the “Sale Agreement”), by and between (i) Community GP Corp., Community LP Corp., and Community Health Investment Company, LLC (collectively, “Seller”), and (ii) New Directions Health Systems, LLC and New Directions Health Systems of Texas, LLC (collectively, “Purchaser”), Seller has agreed to sell to Purchaser, and Purchaser has agreed to purchase, all of the outstanding equity interests of certain Subsidiaries of the Issuer (such transaction, the “Sale”).

WHEREAS, (i) upon the consummation of the Sale, the Subsidiary Guarantor listed on the signature page hereto (the “Sold Subsidiary Guarantor”) will no longer be a Subsidiary of the Issuer, (ii) the Purchaser is not the Issuer or a Restricted Subsidiary of the Issuer, (iii) the Sale is permitted by the Indenture, and (iv) the Issuer has delivered an Officer’s Certificate to the Trustee to the effect that the Issuer will comply with its obligations under Section 4.06 of the Indenture with respect to the Sale.

WHEREAS pursuant to Section 10.06(1) of the Indenture, a Guarantor will be released from its obligations under the Indenture under the circumstances described in the immediately preceding recital.

WHEREAS pursuant to the last sentence of Section 10.06 of the Indenture, the Issuer requests and the Trustee is authorized to execute and deliver this Release evidencing such release pursuant to Section 10.06(1) of the Indenture.

NOW THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Subsidiary Guarantor party hereto and the Trustee mutually covenant and agree as follows:

SECTION 1. Capitalized Terms. Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture.

SECTION 2. Subsidiary Guarantor. Effective from and after the consummation of the Sale, the Sold Subsidiary Guarantor is hereby irrevocably released and discharged from its obligations under Article 10 of the Indenture, any Guaranty Agreement to which it may be party or any obligations with respect to the Securities.

SECTION 3. Ratification of Indenture; Release Part of Indenture. Except as expressly modified hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Release shall form a part of the Indenture for all purposes, shall inure to the benefit of the Issuer, the Sold Subsidiary Guarantor, the Trustee and every Holder of Securities heretofore or hereafter authenticated and the Issuer, the Sold Subsidiary Guarantor, the Trustee and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 4. Governing Law. THIS RELEASE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 5. Trustee Makes No Representation. The Trustee makes no representation as to the accuracy or correctness of the recitals of this Release.

SECTION 6. Counterparts. The parties may sign any number of copies of this Release. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 7. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction of this Release.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Release to be duly executed as of this 22nd day of October, 2011.

CHS/Community Health Systems, Inc., a Delaware corporation

By:	/s/ Rachel A. Seifert
Rachel A. Seifert
Executive Vice President, Secretary & General Counsel

Sold Subsidiary Guarantor: Cleveland Regional Medical Center, L.P.

By:	/s/ James W. Doucette
James W. Doucette
Vice President, Finance and Treasurer

U.S. Bank National Association, as Trustee

By:	/s/ Wally Jones
Wally Jones
Vice President

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